Astea Reports First Quarter 2013 Results

HORSHAM, Pa., May 10, 2013 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the first quarter ended March 31, 2013.

For the quarter ended March 31, 2013, Astea reported revenues of $4.7 million compared to revenues of $6.5 million for the same period in 2012. Net loss for the first quarter was $1.1 million or ($0.31) per share, compared to a net loss of $0.7 million or ($0.20) per share for the same period in 2012. Software license revenues were $0.5 million compared to $0.2 million for the same period in 2012. Service and maintenance revenues were $4.2 million when compared to revenues of $6.3 million for the same period in 2012.

"There continues to be strong interest for our service management solution suite, with mobility being a major component in every opportunity. The extended sales cycles, that are inherent in enterprise opportunities, resulted in disappointing license sales during the first quarter. We successfully signed a number of subscription-based license deals during this quarter. However, due to the pertinent revenue recognition rules we were not able to recognize any revenue on these deals. This had a negative impact on our reported results, even though we added new customers with new users. We do expect an increase in license revenues in the second quarter given the current state of active opportunities," stated Zack Bergreen, CEO of Astea International. "We are extremely pleased to see the healthy adoption rate of our cloud offerings, with the number of users increasing by 587% compared to last quarter. Monthly contracted recurring revenue increased 245% from last quarter. Last year at this time, we did not have any cloud subscribers. Even with the significant interest in on our cloud solution, our on-premise pipeline opportunities remain strong. We continue to see significant demand for both our cloud and on-premise solutions with companies of all sizes."

Mr. Bergreen further stated, "During the first quarter, we issued a significant announcement regarding our partnership with Capgemini, and we are seeing a significant uptick in sales activity as a result of this partnership. We also successfully achieved the Microsoft Gold Independent Software Vendor (ISV) Competency, which confirms that we have demonstrated superior levels of successful implementations, capabilities and certifications. Microsoft Gold ISV Partners are required to meet rigorous requirements for certification and expertise. I am very proud of our team for achieving this prestigious certification."

Outlook
Mr. Bergreen concluded, "We remain focused on aggressively expanding our partner ecosystem as well as geographic footprint as part of our growth strategy for 2013. We had many customers successfully go live this quarter with a combination of both new implementations as well as upgrades to existing deployments. Additionally, many customers who are in the process of implementing Astea software are expected to generate additional license sales after they go live. It is this visibility that allows us to look for continued progress as we move forward through 2013."

Astea will host a conference call that will be broadcast live over the Internet on May 10, 2013 at 4:30pm ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2013 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations - Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com